BUCHALTER NEMER, PC
Michael L. Wachtell (47218)
Brian H. Newman (205373)
1000 Wilshire Blvd., Suite 1500
Los Angeles, California 90017-2457
Telephone: (213) 891-0700
Facsimile: (213) 896-0400

Attorneys for Defendant Davi Skin, Inc

IRELL & MANELLA LLP
David Siegel (101355)
Charles Elder (186524)
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067-4276
Telephone: (310) 277-1010
Facsimile: (310) 203-7199

Attorneys for Defendants
Carlo Mondavi, Joshua LeVine, and Joseph Spellman

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES

WEST DISTRICT

ROWE D. NELSON, et al., for themselves and derivatively on behalf of DAVI SKIN, INC., Plaintiffs, vs. DAVI SKIN, INC., et al., Defendants.	Case No. SC091146 Assigned to: Hon. Terry Friedman Department: J **STIPULATION OF SETTLEMENT**

This Stipulation of Settlement (the "Stipulation") is made and entered into by and among the following Settling Parties (as defined further in Section 1.8 hereof):

(i) Carlo Mondavi, Joshua LeVine, Joseph Spellman, Timothy Mondavi, Robert Mondavi and Davi Skin, Inc., a Nevada corporation ("Davi" or the "Company"), and

(ii) Rowe D. Nelson, Raymond Williams, Goldberg Cravitz, Takahiro Tashio, Son Lac Bui, Nicholas Armas, the Estate of Sam R.B. Medley, Richard A. Burdine, Mark Czaja, Mikael Kyling, Frank Smith, Nancy Smith, John O. Burns, Lawrence C. Blanton, Gary D. Hutton, C.C. Hutton, Daniel Shumny, Darleen Eaves, Robert G. Winegar, Milton Leroy Mecham as Trustee of the M.Leroy Mecham Family Trust U/A dated June 1, 1999 as amended and restated as the Trustee of the M. Leroy Mecham and Geri L. Mecham Family Trust, Maurice Wooden, Geary Trigleth, David G. Trigleth, William T. Trigleth III, Sherron Hill and Afton Hill as Trustees of the Hill Family Trust UAD March 24, 1999, Michael Hardy, Dean Smith, David and Heidi Smith, Jeffrey Hill, Google Trading Limited Partnership, Randy E. Broadhead individually and as Trustee of the Broadhead Family Trust, Blair F. Hadley, Leslie Hadley, Troy B. Hadley, Brian Miller and Nicole Miller, Brett and Andreya Coleman, Todd Coleman, Richard and Kathyrn Coleman, and Bradley Peterson.

The Stipulation is intended by the Settling Parties to fully, finally and forever release, discharge and settle the Released Claims (as defined herein), upon and subject to the terms and conditions hereof.

I. RECITALS

This Stipulation is made with reference to the following facts.

1. Plaintiffs' Claims In The Derivative Action And The Settling Defendants' Denials Of Wrongdoing And Liability

Settling Plaintiffs (as hereinafter defined) are owners of Davi common stock. On or about September 20, 2006, some of the Settling Plaintiffs filed a Complaint alleging individual and derivative claims against the Settling Defendants (as hereinafter defined) in the Superior Court of the State of California, County of Los Angeles (the "Court"), entitled *Rowe D. Nelson, et al. v. Davi Skin, Inc., et al.,* Case No. SC091146 (the "Action"). On or about October 26, 2006, Settling

Plaintiffs filed a First Amended Complaint. On or about February 23, 2007, Settling Plaintiffs filed a Second Amended Complaint (the "SAC").

The First, Second, Third, Fourth, Fifth, Sixth, Tenth, Thirteenth, Fourteenth, and Fifteenth claims of the SAC allege derivative causes of action on behalf of Davi against some or all of Settling Defendants. The Seventh, Eighth, Ninth, Tenth, Eleventh, and Twelfth claims of the SAC allege individual causes of action against some or all of the Settling Defendants. Altogether the SAC alleges breaches of fiduciary duties and fraud by Settling Defendants, as well as related claims.

The Settling Defendants have denied and continue to deny each and all of the claims and contentions alleged against them by the Settling Plaintiffs. The Settling Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the this Action. The Settling Defendants have further asserted that, at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of Davi and its shareholders.

2. <u>Benefits Of Settlement</u>

The Settling Plaintiffs believe that, when brought, their derivative claims had merit, and that upon completion of the settlement, Davi will have derived a substantial benefit. The Settling Plaintiffs also believe that as a result of and following the initial commencement of their derivative claims, Davi has taken certain steps to further develop its product lines, business operations and its corporate governance. The Settling Plaintiffs further recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Settling Defendants through trial and through appeals. Settling Plaintiffs have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this, as well as the difficulties and delays inherent in such litigation. Settling Plaintiffs also are mindful of the inherent problems of proof and possible defenses to the claims asserted against the Settling Defendants in this Action.

The Settling Defendants have also concluded that further conduct of the claims against the Settling Defendants would be protracted and expensive, and that it is desirable that those claims be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Settling Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Action. The Settling Defendants have, therefore, determined that it is desirable and beneficial to them that the claims asserted against them be settled in the manner and upon the terms and conditions set forth in this Stipulation.

Settling Plaintiffs, the Settling Defendants, and their counsel have determined that the settlement set forth in the Stipulation confers substantial benefits upon Davi and is in the best interests of Davi and its shareholders.

II. <u>TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT</u>

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Settling Plaintiffs and the Settling Defendants, that, subject to the approval of the Court, the Released Claims shall be finally and fully compromised, settled and released, and this action shall be dismissed with prejudice as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

1. <u>Definitions</u>

As used in the Stipulation, the following terms have the meanings specified below:

1.1 "Effective Date" means the first date by which all of the events and conditions specified in ¶ 5.1 of the Stipulation have been met and have occurred.

1.2 "Final" shall mean, with respect to the Judgment referenced below, that one of the following events has occurred: (1) the time for appealing the Judgment has expired; (2) following a final affirmance on appeal of the Judgment, the time to seek further discretionary review (including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the Judgments are finally affirmed on discretionary review; or (3) following a final dismissal of an appeal from the Judgment, the time to seek further discretionary review

(including, without limitation, from the United States Supreme Court) has expired, or if discretionary review is allowed, such discretionary review proceedings are subsequently dismissed with prejudice or the dismissal being challenged is itself finally affirmed on discretionary review. Any proceeding or order, or any appeal or appeal for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys' fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

1.3 "Judgment" shall mean the judgment to be rendered by the Court dismissing this Action with prejudice, in substantially the form and content attached hereto as Exhibit D.

1.4 "Released Claims" shall collectively mean all claims (including "Unknown Claims" as defined herein), demands, rights, liabilities, obligations, promises, acts, agreements, damages, actions and causes of action of every nature and description whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, whether or not concealed or hidden, asserted or that might have been asserted by Settling Plaintiffs on their own behalf or derivatively on behalf of Davi or its shareholders against the Settling Defendants, or by the Settling Defendants against Settling Plaintiffs, based upon the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in this Action, including, without limitation, claims for negligence, negligent supervision, gross negligence, indemnification, breach of duty of care and/or breach of duty of loyalty, fraud, misrepresentation, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, mismanagement, corporate waste, breach of contract, violations of any state or federal statutes, rules or regulations, actions taken or not taken by or on behalf of Davi since Davi's inception, or Davi's business plan, management, investments or operations. "Released Claims" shall not include any claims or rights, including rights of indemnification or advancement, of any Settling Defendant against Davi arising under Nevada corporation law, Davi's Articles of Incorporation or Bylaws, or any agreement between Davi and such Settling Derivative Defendant.

1.5 "Settling Defendants" means Carlo Mondavi, Joshua LeVine, Joseph Spellman, Timothy Mondavi, Robert Mondavi and Davi Skin, Inc., or any of them.

1.6 "Settling Plaintiffs" means Rowe D. Nelson, Raymond Williams, Goldberg Cravitz, Takahiro Tashio, Son Lac Bui, Nicholas Armas, the Estate of Sam R.B. Medley, Richard A. Burdine, Mark Czaja, Mikael Kyling, Frank Smith, Nancy Smith, John O. Burns, Lawrence C. Blanton, Gary D. Hutton, C.C. Hutton, Daniel Shumny, Darleen Eaves, Robert G. Winegar, Milton Leroy Mecham as Trustee of the M.Leroy Mecham Family Trust U/A dated June 1, 1999 as amended and restated as the Trustee of the M. Leroy Mecham and Geri L. Mecham Family Trust, Maurice Wooden, Geary Trigleth, David G. Trigleth, William T. Trigleth III, Sherron Hill and Afton Hill as Trustees of the Hill Family Trust UAD March 24, 1999, Michael Hardy, Dean Smith, David and Heidi Smith, Jeffrey Hill, Google Trading Limited Partnership, Randy E. Broadhead individually and as Trustee of the Broadhead Family Trust, Blair F. Hadley, Leslie Hadley, Troy B. Hadley, Brian Miller and Nicole Miller, Brett and Andreya Coleman, Todd Coleman, Richard and Kathyrn Coleman, and Bradley Peterson, on behalf of themselves and derivatively on behalf of Davi.

1.7 "Settling Plaintiffs' Counsel" means Shustak & Partners PC.

1.8 "Settling Parties" means, collectively, each of the Settling Defendants and the Settling Plaintiffs.

1.9 "Unknown Claims" means any Released Claims which any Settling Party does not know or suspect to exist in his, her or its favor at the time of the release of the other Settling Parties which, if known by him, her or it, might have affected his, her or its settlement with and release of the other Settling Parties, or might have affected his, her or its decision not to object to this settlement. After each consulting with counsel of their choice, with respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Settling Parties waive the provisions, rights and benefits of California Civil Code § 1542, which provides:

> A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Settling Parties waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Civil Code § 1542. Each of the Settling Parties may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each shall be deemed to have fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge that the foregoing waiver was separately bargained for and a key element of this settlement and the releases herein.

2. Settlement Consideration

2.1 Since the commencement of this Action, Davi has undertaken efforts to develop and expand its product line, has commenced the marketing and sale of its products through prestigious retailing sources, and has established itself as a recognized emerging company in the field of quality cosmetic products and related items. The Settling Defendants agree to continue those efforts. Davi has also, with the consultation of Settling Plaintiffs' Counsel, agreed to expand and enhance its corporate governance, including engaging a new Chief Financial Officer, the selection of at least one new independent director, and conducting a meeting of Davi's shareholders. Some of these corporate governance enhancements have already been adopted and implemented.

2.2 Settling Plaintiffs may apply for reimbursement of attorney fees and expenses in this action in an amount not greater than $250,000 total, and Settling Defendants will not oppose such an application. This $250,000 amount includes attorney fees and expenses incurred in this action through the Effective Date, and any attorney fees and expenses incurred in obtaining Court approval of this settlement and a Final Judgment in this Action. The amount of

attorney fees and expenses awarded by the Court shall be paid by the Settling Defendants within ten (10) days after the Effective Date. If the full amount of such attorney fees and expenses, as awarded by the Court, are not paid by the Settling Defendants within such time, the amount awarded by the Court shall accrue interest, at the annualized rate of ten percent (10%). The Settling Defendants agree that if such amount is not paid within thirty (30) days of the Effective Date, Plaintiffs' Counsel shall be entitled to entry of a judgment in favor of Plaintiffs and against Settling Defendants for the amount so awarded by the Court, plus any interest accrued thereon, by application to the Clerk of the Court and without further application to or Order of the Court by presenting a copy of this Stipulation of Settlement, the Court Order fixing and awarding the legal fees, costs and disbursements, and a Declaration from Settling Plaintiffs' Counsel attesting to the non-payment, in full, of the amount of attorney fees and expenses awarded within the time frame specified in this section.

2.3 Settling Parties agree to provide notice of this settlement to Davi's shareholders in the substantially the form and content attached hereto as Exhibit B, subject to modification pursuant to an Order of the Court. The Settling Parties agree that (a) Davi will bear the expenses of such notice, and (b) within five (5) business days of approval by the Court of the form of notice, Davi will give notice of this settlement to its shareholders by mail and by posting the notice on Davi's website.

2.4 The Settling Parties agree that they are satisfied that the foregoing constitutes reasonably equivalent value for the release of the Released Claims and is a fair, reasonable and adequate resolution of the Released Claims on Davi's behalf and is in the best interests of Davi and Davi shareholders.

3. <u>Dismissals</u>

3.1 Promptly after execution of this Stipulation, but in no event later than ten (10) court days after this Stipulation is signed (unless such time is extended by the written agreement of Settling Plaintiffs' Counsel and counsel for the Settling Defendants), counsel for the Settling Parties shall submit this Stipulation together with Exhibits to the Court and shall jointly apply for entry of an order (the "Preliminary Approval Order"), substantially in the form and

content of Exhibit A hereto, requesting the preliminary approval of the settlement set forth in the Stipulation and approval for the publication and mailing to all Davi shareholders a Notice of Proposed Settlement, substantially in the form and content of Exhibit B hereto, which shall include the general terms of the settlement set forth in the Stipulation.

3.2 The Settling Parties shall request that, no later than sixty (60) days after Notice of Proposed Settlement is given, the Court hold a Hearing (the "Settlement Hearing") and grant final approval of this Stipulation and the settlement as set forth therein, and dismiss the Action with prejudice as against the Settling Defendants, substantially in the forms attached hereto as Exhibit C (the "Final Approval Order") and Exhibit D (the "Judgment"). The Settling Parties shall jointly move that the Court enter the Final Approval Order. Upon receiving a copy of the Final Approval Order executed and filed by the Court, Settling Plaintiffs' Counsel shall within two (2) court days immediately cause to be filed a notice of entry of the Final Approval Order and a request for entry of the Judgment dismissing the Action, and serve all counsel of record in the Action.

4. Releases

4.1 Upon the Effective Date, Settling Plaintiffs, individually and derivatively on behalf of Davi, shall fully, finally, and forever release, relinquish and discharge all Released Claims and any and all claims arising out of, relating to, or in connection with the settlement or resolution of the litigation of the Released Claims, against each of the Settling Defendants, including any and all of their past and present officers, directors, agents, representatives and attorneys. Furthermore, upon the Effective Date, the Settling Plaintiffs shall and hereby do knowingly, voluntarily, intentionally, and expressly waive and relinquish any and all rights of appeal in connection with the Released Claims.

4.2 Upon the Effective Date, Settling Defendants shall fully, finally, and forever release, relinquish and discharge all Released Claims and any and all claims arising out of, relating to, or in connection with the settlement or resolution of the litigation of the Released Claims, against each of the Settling Plaintiffs and Settling Plaintiffs' Counsel.

4.3 Except for an action or proceeding brought to enforce (but not to rescind or reform) the terms of this Stipulation, the Settling Parties agree that they will forever refrain and forbear directly or indirectly from commencing, instituting, prosecuting, assisting or participating in, any lawsuit, action, or other proceeding, in law, equity, or otherwise, against any other Settling Party, in any way arising out of or relating to any matter or claim released by this Stipulation.

4.4 The Settling Parties acknowledge and agree that monetary damages alone are inadequate to compensate either Settling Party, including its related entities, for injury caused or threatened by a breach of the foregoing ¶ 4.3, and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation hereof is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this paragraph, however, shall be interpreted or construed to prohibit or in any way limit the right of a nonbreaching Settling Party to obtain, in addition to injunctive relief, an award of monetary damages against the Settling Party breaching the foregoing ¶ 4.3 of this Stipulation.

5. <u>Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination</u>

5.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

a. Approval of this Stipulation by Davi's Board of Directors, in accordance with applicable law;

b. Entry by the Court of the Final Approval Order, which includes dismissal with prejudice by the Court of the claims asserted against the Settling Defendants, in substantially the form attached hereto as Exhibit C;

c. Entry of Judgment dismissing all Released Claims with prejudice and without costs to any party; and

d. The Judgment has become Final.

5.2 If all of the conditions specified in ¶ 5.1 are not met by January 1, 2010, then the Stipulation shall be canceled and terminated subject to ¶ 5.3, unless Settling Plaintiffs'

Counsel and counsel for the Settling Defendants mutually agree in writing to proceed with the Stipulation.

5.3 In the event that the Stipulation is not approved by the Court or the settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions as of May 10, 2007. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶ 1.1-1.9, 5.2-5.3, 6.3-6.15, 7.1-7.3 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Derivative Action or in any other proceedings for any purpose, and any Order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, *nunc pro tunc*.

6. Miscellaneous Provisions

6.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

6.2 The Settling Parties intend this Stipulation to be a final and complete resolution of all disputes between them with respect to this Action. The Stipulation compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, allegation or defense.

6.3 Neither the Stipulation nor this settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Settling Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Settling Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. The Settling Defendants may file the Stipulation, the Final Approval Order and/or the Judgment in any action that may be brought against them to support a defense or counterclaim based on principles of *res judicata*, collateral estoppel, release,

good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

6.4 All agreements made and orders entered during the course of the Derivative Action relating to the confidentiality of information shall survive this Stipulation.

6.5 Each Settling Party agrees not to disclose the terms of this Stipulation without the express written consent of the other, except if, and to the extent that, the Court requires notice of the Stipulation to be given to Davi's shareholders.

6.6 The Settling Plaintiffs will not make, and will not cause or authorize anyone else to make, disparaging or derogatory comments about any of the Settling Defendants or Davi's business plan, management, operations, operating companies, or business prospects. Similarly, the Settling Defendants will not make, and will not cause or authorize anyone else to make, disparaging or derogatory comments about the Settling Plaintiffs.

6.7 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated hereby by this reference.

6.8 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest. Any modification, alteration or amendment of this Stipulation shall be void and have no force or effect unless it is in writing and signed by the Settling Party sought to be bound.

6.9 The Stipulation and any Exhibits attached hereto constitute the entire agreement between the Settling Plaintiffs and the Settling Defendants concerning the subject matter of this Stipulation. No representations, warranties or inducements, express or implied, have been made to, or may be enforced by, any Settling Party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in this Stipulation or its Exhibits. This Stipulation supersedes all alleged prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the Settling Parties and/or their respective counsel with respect to the subject matter covered hereby.

6.10 Except as otherwise provided herein, each Settling Party shall bear its own costs.

6.11 Settling Plaintiffs' Counsel is expressly authorized by the Settling Plaintiffs to take all appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settling Plaintiffs which they deem appropriate.

6.12 Each counsel or other person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.

6.13 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the State Court.

6.14 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

6.15 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal substantive laws of the State of California without giving effect to that State's choice of law principles.

6.16 This Stipulation and the Exhibits hereto are the product of good faith arm's-length negotiations among all of the Settling Parties, during which each of the parties was represented by competent counsel, each of whom have drafted, reviewed or commented upon the terms of the Stipulation. Accordingly, the contract rule of strict interpretation against the drafter of a document shall not apply to any of the parties to this Stipulation.

7. **<u>Representations and Warranties</u>**

7.1 Each of the Settling Parties represents, warrants, and agrees that it has received independent tax and legal advice from its attorneys and tax advisors with respect to the advisability of executing this Stipulation.

7.2 Each of the Settling Plaintiffs acknowledges and agrees that each such Settling Plaintiff is a sophisticated investor knowledgeable in business matters and/or has had the opportunity to seek independent advice from a professional of its choice knowledgeable in such matters. Each Settling Plaintiff acknowledges and agrees that it has been represented by competent and diligent counsel during civil discovery of this Action, in which such counsel has requested an extensive production of documents and other information from the Settling Defendants.

7.3 The Settling Parties represent and warrant that there has been no assignment to any person or entity whatsoever of any claim released by them.

IT IS SO STIPULATED.

Dated: June __, 2007

SHUSTAK & PARTNERS, P.C.
Erwin J. Shustak (SBN 119152)
401 West "A" Street, Suite 2330
San Diego, CA 92101
Tel: (619) 696.9500
Fax: (619) 615-5290

By: ______________________________
Erwin J. Shustak
Attorneys for Settling Plaintiffs

Dated: June __, 2007

IRELL & MANELLA LLP

By: ______________________________
Charles E. Elder
Attorneys for Defendants
Carlo Mondavi, Joseph Spellman and Joshua LeVine

Dated: June __, 2007

BUCHALTER NEMER
A Professional Corporation

By: ______________________________
Brian H. Newman
Attorneys for Defendant
Davi Skin, Inc.

Dated: June __, 2007

FARELLA BRAUN + MARTEL LLP

By: ______________________________
Richard Van Duzer
Attorneys for Defendants
Robert Mondavi and Timothy Mondavi